UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2007

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
70 West Madison Chicago, Illinois		60602 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 26, 2007, PrivateBancorp, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) by and among the Company and those certain institutional and individual accredited investors named in the Agreement in connection with the private placement of approximately $200 million of its capital stock. The Agreement provides for the issuance of 5,581,680 shares of the Company’s common stock, and 1,428.074 shares of a newly created class of nonvoting convertible preferred stock (the “Series A Stock”). The Series A Stock is convertible into 1,428,074 shares of common stock only in limited circumstances, as set forth in the Certificate of Designations of the Series A Stock, the form of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. The aggregate number of common and preferred shares to be issued represents 23.5% of the Company’s common stock outstanding after the offering (assuming conversion of the Series A Stock).

All of the securities to be sold in the private placement were priced at the equivalent of $28.71 per common share, the official Nasdaq Consolidated Closing Bid Price of PrivateBancorp, Inc.’s common stock as of Friday, November 23, 2007.  All securities to be sold in the transaction are subject to a two-year lock-up agreement, subject to certain exceptions.  The transaction is subject to customary closing conditions, and is expected to close on December 11, 2007.

Under terms of the Agreement, certain funds managed by GTCR Golder Rauner, LLC (“GTCR”), will acquire approximately 2.06 million shares of common stock for  approximately $59 million.  Additionally, GTCR will also acquire $41 million of Series A Stock.  After completion of the transaction, GTCR will own approximately 7.2% of the Company’s shares of outstanding common stock before conversion of the Series A Stock, and 11.7% after giving effect to the conversion.

The Agreement also provides GTCR with the right to name Collin E. Roche, a principal of GTCR, to the Company’s Board of Directors. It is anticipated that Mr. Roche, along with James Tyree, Chairman and Chief Executive Officer of Mesirow Financial Holdings, Inc., also an investor in the offering, will be appointed to the Board prior to the closing of the transaction.

In connection with the Agreement and the offering, the Company also entered into a Preemptive and Registration Rights Agreement with the investors in the offering. This agreement provides GTCR, as the Institutional Purchaser, with certain preemptive rights in connection with future issuances of the Company’s common and preferred stock, and also provides each of the investors in the offering, including GTCR, with certain demand, shelf, piggyback and other similar registration rights with respect to the shares to be sold.

The foregoing description of the Stock Purchase Agreement and the Preemptive and Registration Rights Agreement is a summary only, and is qualified in its entirety by reference to the full text of such agreements.  A copy of each of the Form of Stock Purchase Agreement and the Form of Preemptive and Registration Rights Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

On November 27, 2007, the Company issued the attached press release, which is incorporated herein by reference.

Item 3.02                      Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 above is incorporated in its entirety into this Item by reference.

The shares of common stock and Series A Stock were offered and will be sold by the Company in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The proceeds from the sale of the shares will be used by the Company for working capital and general corporate purposes, including to support its growth initiatives.

Item 8.01                      Other Events.

Inducement Equity Awards under the Strategic Long-Term Incentive Compensation Plan

As previously disclosed, on October 31, 2007, the Board of Directors of the Company adopted a Transformation Equity Award Program, which was established for the purpose of making inducement stock option and performance share awards to attract new hires and promote achievement of exceptional performance.

On November 26, 2007, as a material inducement to join the Company and The PrivateBank, the Company granted inducement awards to five recently hired managing directors.  The managing directors received an aggregate of 43,750 time-vested stock options and 43,750 performance-vested stock options, each with an exercise price of $27.24, the closing price for the Company’s common stock on November 26, 2007, and 26,250 performance shares. As was the case with the awards previously granted under the Transformation Equity Award Program, approximately half of the performance-based awards vest upon achievement of a 20% compound annual growth rate in the Company’s stock price above the previously established baseline of $27.91 over a five-year period ending December 31, 2012 and the other half of the awards vest at a rate of between 50% and 100% depending upon achievement of earnings per share growth hurdles of 15% to 20% above the previously-established baseline of $1.65 earnings per share over the same five-year period. The time-vested options vest over the five-year period as well.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

3.1	Form of Certificate of Designations of Series A Junior Nonvoting Preferred Stock of PrivateBancorp, Inc.

10.1	Form of Stock Purchase Agreement dated as of November 26, 2007 between PrivateBancorp, Inc. and the Purchasers named therein.

10.2	Form of Preemptive and Registration Rights Agreement dated as of November 26, 2007.

99.1	Press Release dated November 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: November 27, 2007	By:	/s/ Dennis Klaeser
Dennis Klaeser
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Form of Certificate of Designations of Series A Junior Nonvoting Preferred Stock of PrivateBancorp, Inc.

10.1	Form of Stock Purchase Agreement dated as of November 26, 2007 between PrivateBancorp, Inc. and the Purchasers named therein.

10.2	Form of Preemptive and Registration Rights Agreement dated as of November 26, 2007.

99.1	Press Release dated November 27, 2007.